Exhibit 99.1

July 24, 2003

Endocardial Solutions Reports Second Quarter Earnings Results

Revenue Up 27.5% over First Quarter; Successful Launch of EnSite NavX™

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported record net sales for the second quarter ended June 30, 2003 of $9.3 million compared with $7.5 million for the same period in 2002.  The net loss for the second quarter was $1.4 million, or $.07 per share, compared with a net loss of $1.9 million, or $.12 per share, for the same period of 2002.

Jim Bullock, President and CEO, stated “We are extremely pleased with the initial clinical and financial results from EnSite NavX which we launched in the second week of May.  EnSite NavX is a proprietary navigation and localization system that enables three-dimensional non-fluoroscopic navigation and positioning of conventional mapping and ablation catheters, and we have seen very strong clinical acceptance of this exciting new technology, and is the first of several new products that will be introduced on the EnSite® System platform.  During the last seven weeks of the second quarter, we upgraded more than 115 EnSite Systems globally, including 89 in the U.S.  We continued to see strong demand throughout the second quarter for the purchase of EnSite NavX upgrades, and we expect to have more than 170 EnSite NavX upgrades installed, cumulatively, by the end of the third quarter.”

“Revenue from the combined sale of EnSite catheters and EnSite NavX surface electrode kits for the second quarter was approximately $4.9 million.  While total revenue increased by approximately 27.4% and 23.4% over the first quarter 2003 and the second quarter 2002, respectively, total operating expenses increased by only approximately 5.7% and 11.1%, respectively, over the same periods.  During the second quarter, we had approximately $300,000 of sales and marketing expenses versus the same period in 2002 related to the global introduction of EnSite NavX, including the training of our field sales and clinical organization and initial customer training.  The initial results from the introduction of EnSite NavX demonstrate that we are well-positioned to drive the increased clinical utilization of EnSite Systems throughout the remainder of 2003”, stated Mr. Bullock.

Mr. Bullock continued, “During the second quarter, we continued our development of EnSite ‘digital image fusion’ technology (“EnSite DIF™”), which will enable physicians to integrate a patient’s electrical activation map from the EnSite System with the three-dimensional digital images of a patient’s heart chamber.  We also continued to make significant progress in our clinical study of using the EnSite System to assist electrophysiologists in stratifying patients with congestive heart failure (“CHF”) who are candidates to receive bi-ventricular pacing devices, identifying the optimal site for placing bi-ventricular pacing leads, and measuring the hemodynamic efficiency of the pacing therapy.  The early findings and results of these exciting clinical research projects were presented at a company-sponsored symposium during the National Association of Pacing and Electrophysiology (NASPE) Conference in May (a copy of which is available for viewing on the Company’s website ‘http://www.endocardial.com’), and we will continue our research efforts in this area during the remainder of 2003.”

Second Quarter 2003 Earnings Conference Call

July 24, 2003

9:30am (CDT)

US/Canada: 1-877-272-5391

International: 1-706-634-0654

Moderator: Jim Bullock

Instant Replay Through August 7, 2003

US/Canada: 1-800-642-1687

International: 1-706-645-9291

Conference ID: 1765080

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets the EnSite System used for the diagnostic mapping of arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart) with a 3D graphical display of the heart’s electrical activity, and the navigation and localization of conventional catheters (diagnostic or therapeutic) used during electrophysiology procedures.  The U.S. Food and Drug Administration cleared the EnSite System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter of 1999, and cleared the EnSite NavX Surface Electrode Kit to display the position of conventional electrophysiology catheters in any chamber of the heart in the second quarter of 2003.

The discussion above is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99.1 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President & CEO, Endocardial Solutions	(651)	523-6928
jbullock@endocardial.com
J. Robert Paulson, CFO, Endocardial Solutions	(651)	523-6916
bpaulson@endocardial.com
Brenda Gutzke, Investor Relations, Endocardial Solutions	(651)	523-6959
bgutzke@endocardial.com

Endocardial Solutions, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	June 30, 2003	June 30, 2002

Revenue	$9,293,651	$7,531,826

Cost of goods sold	3,447,258	2,789,072
Gross profit	5,846,393	4,742,754

Operating expenses:
Research and development	1,487,933	1,287,046
General and administrative	774,524	672,584
Sales and marketing	4,973,057	4,700,282
Operating loss	(1,389,121)	(1,917,158)

Other income (expense):
Interest income	11,201	26,262
Interest expense	(32,332)	(33,809)
Other	(8,869)	(5,170)
	(30,000)	(12,717)

Net loss for the period	$(1,419,121)	$(1,929,875)

Net loss per share - basic and diluted	$(0.07)	$(0.12)

Weighted average shares outstanding	19,688,926	16,610,509

	For the Six Months Ended
	June 30, 2003	June 30, 2002

Revenue	$16,585,395	$14,640,122

Cost of goods sold	5,862,262	5,390,366
Gross profit	10,723,133	9,249,756

Operating expenses:
Research and development	3,033,304	2,593,968
General and administrative	1,521,753	1,274,283
Sales and marketing	9,680,438	9,077,403
Operating loss	(3,512,362)	(3,695,898)

Other income (expense):
Interest income	22,605	49,361
Interest expense	(61,198)	(60,965)
Other	(30,073)	(17,292)
	(68,666)	(28,896)

Net loss for the period	$(3,581,028)	$(3,724,794)

Net loss per share - basic and diluted	$(0.18)	$(0.23)

Weighted average shares outstanding	19,636,613	16,050,720

Selected Consolidated Balance Sheet Data

(Unaudited)

	June 30, 2003	December 31, 2002

Cash and cash equivalents	$2,703,104	$1,347,753
Working capital	10,937,110	6,895,837
Total assets	22,080,617	17,721,065
Total liabilities	8,693,054	8,906,323
Stockholders’ equity	13,387,567	8,814,742